EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT (the "Agreement") by and between YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut and located in New Haven, Connecticut ("YALE"), and Medistem Inc. a corporation organized and existing under the laws of the State of Nevada, and with principal offices located in 9255 Towne Centre Drive, Suite 450, San Diego, California, 92121 ("LICENSEE") is effective on the date of final execution below ("EFFECTIVE DATE").

ARTICLE 1 BACKGROUND

1.1. In the course of research conducted under YALE auspices, Dr. Hugh Taylor at YALE (the "INVENTOR"), has produced an invention entitled "Endometrial Derived Stem Cells to Treat Diabetes" (the "INVENTION").

1.2. INVENTOR has assigned to YALE of all INVENTOR's right, title and interest in and to the INVENTION and any resulting patents.

1.3. YALE wishes to have the INVENTION and any resulting patents commercialized to benefit the public good.

1.4. LICENSEE has represented to YALE to induce YALE to enter into this Agreement that it is experienced in developing and commercializing products similar to the LICENSED PRODUCTS and that it shall act diligently to develop and commercialize the LICENSED PRODUCTS for public use throughout the LICENSED TERRITORY (as defined below).

1.5. YALE is willing to grant a license to LICENSEE, subject to the terms and conditions of this Agreement.

1.6. In consideration of these statements and mutual promises, YALE and LICENSEE agree to the terms of this Agreement.

ARTICLE 2 DEFINITIONS

The following terms used in this Agreement shall be defined as set forth below:

2.1. "AFFILIATE" shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with LICENSEE. For purposes of this definition, "control" means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.

2.2. "CONFIDENTIAL INFORMATION" shall mean all information disclosed by one party to the other during the negotiation of or under this Agreement in any manner,

whether orally, visually or in tangible form, that relates to LICENSED PATENTS or the Agreement itself, unless such information is subject to an exception described in Article 8.2; provided, however, that CONFIDENTIAL INFORMATION that is disclosed in tangible form shall be marked "Confidential" at the time of disclosure and CONFIDENTIAL INFORMATION that is disclosed orally or visually shall be identified as confidential at the time of disclosure and subsequently reduced to writing, marked confidential and delivered to the other party within thirty (30) days of such disclosure. CONFIDENTIAL INFORMATION shall include, without limitation, materials, know-how and data, technical or non-technical, trade secrets, inventions, methods and processes, whether or not patentable. Notwithstanding any other provisions of this Article 2.2, CONFIDENTIAL INFORMATION of LICENSEE that is subject to Article 8 of this Agreement is limited to information that LICENSEE supplies pursuant to LICENSEE's obligations under Articles 7 and 9 of this Agreement, unless otherwise mutually agreed to in writing by the parties.

2.3. "EARNED ROYALTY" is defined in Article 6.1.

2.4. "EFFECTIVE DATE" is defined in the introductory paragraph of this Agreement.

2.5. "FIELD" shall mean all applications.

2.6. "FIRST SALE" shall mean the first sale to a third party of any LICENSED PRODUCT or LICENSED METHOD in any country.

2.7. "IND" shall mean an investigational new drug application filed with the United States Food and Drug Administration prior to beginning clinical trials in humans in the United States or any comparable application filed with regulatory authorities in or for a country or group of countries other than the United States.

2.8. "INVENTION" and "INVENTOR" are defined in Article 1.1.

2.9. "INSOLVENT" shall mean that LICENSEE (i) has ceased to pay its debts in the ordinary course of business, (ii) has current assets that are insufficient to pay its current obligations, (iii) is insolvent as defined by the United States Federal Bankruptcy Law, as amended from time to time, or (iv) has commenced bankruptcy, reorganization, receivership or insolvency proceedings, or any other proceeding under any Federal, state or other law for the relief of debtors.

2.10. "LICENSE" refers to the license granted under Article 3.1.

2.11. "LICENSED METHODS" shall mean any method, procedure, service or process, the practice of which, in the absence of a license from YALE, would infringe a VALID CLAIM of a LICENSED PATENT or which uses a LICENSED PRODUCT.

2.12. "LICENSED PATENTS" shall mean the United States or foreign patent application(s) and patents(s) listed in Appendix A and owned by YALE during the term of this Agreement, together with any continuations, divisionals, and continuations-in-part, to the extent the claims of any such patent or patent application are directed to subject matter specifically described in the patent applications listed on Appendix A; any reissues, re-

examinations, or extensions thereof, or substitutes therefor; and the relevant international equivalents of any of the foregoing. Appendix A is incorporated into this Agreement.

2.13. "LICENSED PRODUCTS" shall mean any product (including any apparatus or kit) or component part thereof, the manufacture, use or sale of which, in the absence of a license from YALE, would infringe a VALID CLAIM of a LICENSED PATENT.

2.14. "LICENSED TERRITORY" shall mean worldwide.

2.15. "NDA OR BLA" shall mean either a Biologics License Application or New Drug Application filed with the U.S. Food and Drug Administration to obtain marketing approval for a LICENSED PRODUCT in the United States, or any comparable application filed with regulatory authorities in or for a country or group of countries other than the United States.

2.16. "NET SALES" shall mean:

(a) the gross invoice price from the sale, lease or other transfer or disposition of the LICENSED PRODUCTS or LICENSED METHODS, or from services performed using LICENSED PRODUCTS or LICENSED METHODS, by LICENSEE, SUBLICENSEES or AFFILIATES to third parties, except as set forth in Article 2.16(b), less the following deductions, provided they actually pertain to the disposition of the LICENSED PRODUCTS or LICENSED METHODS and are separately invoiced:

(i) all discounts, credits and allowances on account of returns;

(ii) transportation and insurance; and

(iii) duties, taxes and other governmental charges levied on the sale, transportation or delivery of LICENSED PRODUCTS or practice of the LICENSED METHODS, but not including income taxes.

No deductions shall be made for any other costs or expenses, including but not limited to commissions to independents, agents or those on LICENSEE's, SUBLICENSEE's or an AFFILIATE's payroll or for the cost of collection.

(b) "NET SALES" shall not include the gross invoice price for LICENSED PRODUCTS or LICENSED METHODS sold to, or services performed using LICENSED PRODUCTS or LICENSED METHODS for, any AFFILIATE unless such AFFILIATE is an end-user of any LICENSED PRODUCT or LICENSED METHOD, in which case such consideration shall be included in NET SALES at the average selling price charged to a third party during the same quarter.

2.17. "<u>PATENT CHALLENGE</u>" shall mean a challenge to the validity, patentability, enforceability and/or non-infringement of any of the LICENSED PATENTS or otherwise opposing any of the LICENSED PATENTS.

2.18. "PHASE I CLINICAL TRIAL" shall mean a human clinical trial, the principal purpose of which may include determining the pharmaco-kinetics, toxicity, absorption, metabolism, or safe dosage range in healthy subjects or patients with the disease target being studied as required in 21 C.F.R §312 and as practiced according to the standards of the pharmaceutical industry.

2.19. "PHASE II CLINICAL TRIAL" shall mean a human clinical trial, the principal purpose of which is to evaluate the effectiveness of a drug for a particular indication in patients with a disease and to determine the common short-term side effects and risks associated with the drug as required in 21 C.F.R §312 and as practiced according to the standards of the pharmaceutical industry.

2.20. "PHASE III CLINICAL TRIAL" shall mean expanded controlled and uncontrolled human clinical trials pursuant to a randomized study with endpoints agreed upon by regulatory bodies for regulatory approval performed after PHASE II CLINCAL TRIAL(S) evidence suggesting effectiveness of a LICENSED PRODUCT has been obtained, and in intended to gather additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship for a LICENSED PRODUCT and to provide an adequate basis for labeling of a LICENSED PRODUCT, as required by 21 C.F.R §312 or a LICENSED METHOD that is being tested in the first patient in a clinical trial of a LICENSED PRODUCT or a LICENSED METHOD according to the standards of the pharmaceutical industry for a Phase III clinical trial and prior to the filing of an NDA or comparable request for marketing approval.

2.21. "PIVOTAL TRIAL" shall mean a controlled human clinical trial to evaluate the safety and efficacy of a LICENSED PRODUCT or LICENSED METHOD in which data are sufficient to form the basis for the filing of an NDA. A PIVOTAL TRIAL may not necessarily be a PHASE III CLINICAL TRIAL.

2.22. "REASONABLE COMMERCIAL EFFORTS" shall mean documented efforts that are commercially reasonable, taking into account the proprietary position of the product, pricing, the potential profitability of the product, regulatory considerations and other commercially or scientifically relevant factors. In determining REASONABLE COMMERCIAL EFFORTS with respect to a particular LICENSED PRODUCT or LICENSED METHOD, LICENSEE may not reduce such efforts due to the competitive, regulatory or other impact of any other product or method that it owns, licenses or is developing or commercializing.

2.23. "SUBLICENSE INCOME" shall mean consideration in any form received by LICENSEE or an AFFILIATE in connection with a grant to any third party or parties of a sublicense or other right, license, privilege or immunity to make, have made, use, sell, have sold, distribute, import or export LICENSED PRODUCTS or to practice LICENSED METHODS, but excluding consideration included within EARNED ROYALTIES. SUBLICENSE INCOME shall include without limitation any license signing fee, license maintenance fee, unearned portion of any minimum royalty payment received by LICENSEE, equity, distribution or joint marketing fee, research and

development funding in excess of LICENSEE's cost of performing such research and development, and any consideration received for an equity interest in, extension of credit by or other investment in LICENSEE to the extent such consideration exceeds the fair market value of the equity or other interest as determined by an independent appraiser mutually agreeable to the parties. SUBLICENSE INCOME shall also include any sale or extension of credit to LICENSEE for less than fair market value, as determined by an independent appraiser. In case an extension of credit or loan to LICENSEE by a third party is forgiven in whole or in part by the third party, such amount shall constitute SUBLICENSE INCOME.

2.24. "SUBLICENSEE" shall mean any third party sublicensed by LICENSEE to make, have made, use, sell, have sold, import or export any LICENSED PRODUCT or to practice any LICENSED METHOD

2.25. "TERM" is defined in Article 3.4.

2.26. "VALID CLAIM" shall mean a pending, issued or unexpired claim of a LICENSED PATENT so long as such claim shall not have been irrevocably abandoned or declared to be invalid in an unappealable decision of a court or other authority or competent jurisdiction through no fault of cause of LICENSEE

3. LICENSE GRANT AND TERM

3.1. Subject to all the terms and conditions of this Agreement, and upon payment to YALE of the LICENSE ISSUE ROYALTY (pursuant to Article 5.1), and reimbursement of patent expenses (pursuant to Article 5.1), YALE hereby grants to LICENSEE an exclusive license, under the LICENSED PATENTS to make, have made, use, sell, have sold, import or export LICENSED PRODUCTS, and to practice any LICENSED METHOD, within the FIELD in the LICENSED TERRITORY (the "LICENSE").

3.2. To the extent that any invention included within the LICENSED PATENTS has been funded in whole or in part by the United States government, the United States government retains certain rights in such invention as set forth in 35 U.S.C. §200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations (the "Federal Patent Policy"). As a condition of the license granted hereby, LICENSEE acknowledges and shall comply with all aspects of the Federal Patent Policy applicable to the LICENSED PATENTS, including the obligation that LICENSED PRODUCTS used or sold in the United States be manufactured substantially in the United States. Nothing contained in this Agreement obligates or shall obligate YALE to take any action that would conflict in any respect with its past, current or future obligations to the United States Government under the Federal Patent Policy with respect to the LICENSED PATENTS.

3.3. The LICENSE is expressly made subject to YALE's reservation of the right, on behalf of itself and all other non-profit academic research institutions, to make, use and practice the LICENSED PATENTS and LICENSED METHODS for research, clinical, teaching or other non-commercial purposes, and not for purposes of commercial development,

use, manufacture or distribution. Nothing in this Agreement shall be construed to grant by implication, estoppel or otherwise any licenses under patents of YALE other than the LICENSED PATENTS.

3.4. Unless terminated earlier as provided in Article 13, the term of this Agreement (the "TERM") shall commence on the EFFECTIVE DATE and shall automatically expire, on a country-by-country basis, on the date on which the last of the claims of the patents described in the LICENSED PATENTS in such country expires, lapses or is declared to be invalid by a non-appealable decision of a court or other authority of competent jurisdiction through no fault or cause of LICENSEE except as expressly provided in this Agreement, under no circumstances will LICENSEE, as a result of this Agreement, obtain any interest in or any other right to any technology, know-how, patents, patent applications, materials or other intellectual or proprietary property of YALE.

4. SUBLICENSES

4.1. LICENSEE shall not sublicense the rights granted to it under this Agreement without the prior written consent of YALE. In the event YALE consents to a sublicense under this Article 4.1, in addition to any other terms and conditions YALE may require, the provisions of Articles 4.2, 4.3 and 4.4 shall apply.

4.2. Any sublicense granted by LICENSEE shall include substantially the same definitions and provisions on Due Diligence, Confidentiality and Publicity, Reporting Requirements, Indemnification, Insurance and Warranties, Patent Notices and Use of YALE's Name, as are agreed to in this Agreement, and such other provisions as are needed to enable LICENSEE to comply with this Agreement. LICENSEE will provide YALE with a copy of each Sublicense Agreement (and all amendments thereof) promptly after execution. LICENSEE shall also include provisions in all sublicenses to provide that in the event that SUBLICENSEE brings a PATENT CHALLENGE against YALE or assists another party in bringing a PATENT CHALLENGE against YALE (except as required under a court order or subpoena) then LICENSEE shall terminate the sublicense. LICENSEE shall remain responsible for the performance of all SUBLICENSEES under any such sublicense as if such performance were carried out by LICENSEE itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the SUBLICENSEE directly to YALE. A breach of this provision shall constitute a material breach that is subject to Article 13.1(b).

4.3. LICENSEE shall pay royalties to YALE on NET SALES of SUBLICENSEES based on the same royalty rate as apply to NET SALES by LICENSEE and its AFFILIATES, regardless of the royalty rates payable by SUBLICENSEES to LICENSEE under a sublicense agreement. In addition, LICENSEE shall pay to YALE twenty percent (20%) of any SUBLICENSE INCOME.

4.4. LICENSEE agrees that it has sole responsibility to promptly:

4.4.1. provide YALE with a copy of any amendments to sublicenses granted by LICENSEE under this Agreement and to notify YALE of termination of any sublicense; and

4.4.2. summarize and deliver copies of all reports provided to LICENSEE by SUBLICENSEES.

5. LICENSE ISSUE ROYALTY; LICENSE MAINTENANCE ROYALTY; MILESTONE ROYALTIES

5.1. LICENSEE shall pay to YALE a non-refundable license issue royalty of Five Thousand Dollars ($5,000), due within ten (10) days from the Effective Date.

5.2. During the TERM of this Agreement, LICENSEE agrees to pay to YALE an annual license maintenance royalty ("LMR") commencing on the first anniversary of the EFFECTIVE DATE and every anniversary thereafter until LICENSEE starts to pay Minimum Royalty Payments under Article 6.3 according to the following schedule:

Anniversaries of the EFFECTIVE DATE	LMR
Anniversary 1	$5,000
Anniversary 2	$6,000
Anniversary 3	$7,500
Anniversary 4	$9,000
Anniversary 5 and each Anniversary thereafter during the TERM	$12,000

5.3. LICENSEE shall pay the following milestone royalties to YALE for each LICENSED PRODUCT developed by LICENSEE:

5.3.1. a non-refundable milestone royalty of One Hundred Thousand Dollars ($100,000) when LICENSEE initiates PHASE I CLINICAL TRIAL for such LICENSED PRODUCT.

5.3.2. a non-refundable milestone royalty of One Million Dollars ($1,000,000) when LICENSEE obtains BLA approval for such LICENSED PRODUCT.

Neither the license issue royalty set forth in Article 5.1 nor the LMR of Article 5.2 nor the milestone royalties set forth in Article 5.3 shall be credited against EARNED ROYALTIES payable under Article 6.

6. EARNED ROYALTIES; MINIMUM ROYALTY PAYMENTS

6.1. During the TERM of this Agreement, as partial consideration for the LICENSE, LICENSEE shall pay to YALE an earned royalty on worldwide cumulative NET SALES of LICENSED PRODUCTS or LICENSED METHODS by LICENSEE or its SUBLICENSEES or AFFILIATES ("EARNED ROYALTY") of two percent (2%).

6.2. In the event that (i) LICENSEE or any of its AFFILIATES or SUBLICENSEES brings a PATENT CHALLENGE against YALE, or (ii) LICENSEE or any of its AFFILIATES or SUBLICENSEES assists another party in bringing a PATENT CHALLENGE against YALE (except as required under a court order or subpoena), and (iii) YALE does not choose to exercise its rights to terminate this Agreement pursuant to Article 13, then the following provisions shall apply:

a. All payments due to YALE under this Agreement other than patent costs shall be doubled during the pendency of the PATENT CHALLENGE, and shall remain payable to YALE when due.

b. If the PATENT CHALLENGE is inconclusive or results in a determination that at least one challenged claim is both valid and infringed, all payments due to YALE under this Agreement, other than patent costs, shall be doubled for the remainder of the TERM of the Agreement.

c. In the event that such a PATENT CHALLENGE is successful, LICENSEE will have no right to recoup any payments made prior to the final determination of a court of competent jurisdiction.

d. If the PATENT CHALLENGE results in a determination that at least one challenged claim is both valid and infringed, or is inconclusive as to validity and/or infringement LICENSEE shall reimburse YALE for all legal fees and expenses incurred in YALE's defense against the PATENT CHALLENGE.

6.3. Neither LICENSEE nor any of its AFFILIATES or SUBLICENSEES shall bring a PATENT CHALLENGE without first providing YALE three months written notice setting forth (a) precisely which claims and patents are being challenged or claimed not to be infringed, (b) a clear statement of the factual and legal basis for the challenge, and (c) an identification of all prior art and other matter believed to invalidate any claim of the LICENSED PATENT, or which supports the claim that the LICENSED PATENT is not infringed.

6.4. LICENSEE shall pay all EARNED ROYALTIES accruing to YALE within thirty (30) days from the end of each calendar quarter (March 31, June 30, September 30 and December 31), beginning in the first calendar quarter in which NET SALES occur. Unless YALE requests otherwise, LICENSEE shall report all EARNED ROYALTIES and other payments accruing to YALE on a quarterly basis, but shall defer payments accruing to Yale that do not, in total, exceed Two Hundred Fifty Dollars ($250) in any given quarter until the earlier of (1) the end of the calendar year, or (2) the quarter upon which the cumulative accrued royalties and other payments exceed Two Hundred Fifty Dollars ($250).

7. DUE DILIGENCE

7.1. LICENSEE has designed a plan for developing and commercializing the LICENSED PATENTS that includes a description of research and development, testing, government approval, manufacturing, marketing and sale or lease of LICENSED PRODUCTS and/or LICENSED METHODS ("PLAN"). A copy of the PLAN is attached to this Agreement as Appendix C and incorporated herein by reference.

7.2. LICENSEE shall use all REASONABLE COMMERCIAL EFFORTS, within ninety (90) days after the EFFECTIVE DATE of this Agreement, to begin to implement the PLAN at its sole expense and thereafter to diligently commercialize and develop markets for the LICENSED PRODUCTS and LICENSED METHODS.

7.3. LICENSEE shall provide YALE with an updated and revised copy of the PLAN on each anniversary date of the EFFECTIVE DATE. YALE shall review and approve or disapprove of the annually revised PLAN in writing within thirty (30) days of its receipt, such approval not to be unreasonably withheld. If YALE does not approve or disapprove of the PLAN within such thirty (30) day period, YALE shall be deemed to have disapproved the PLAN. In the event that YALE disapproves the annually revised PLAN, YALE will consult with LICENSEE with respect to revisions requested by YALE to cause the PLAN to be reasonably acceptable to YALE. LICENSEE shall have thirty (30) days from the date of YALE's disapproval to amend the PLAN and resubmit it to YALE for reconsideration. If approved, the updated and revised plan shall be substituted into this Agreement as Appendix C. If YALE does not approve such revised PLAN, YALE, in its sole discretion, may elect to (i) permit LICENSE to amend the PLAN and resubmit the PLAN for reconsideration by YALE or (ii) terminate this Agreement pursuant to Article 13.1(b). If YALE permits LICENSEE to amend the PLAN pursuant to clause (i), LICENSEE shall submit an amended PLAN to YALE within 30 days, or such other longer or shorter time period specified by YALE. YALE shall review and approve or disapprove the revised PLAN within thirty (30) days of its receipt, and if the revised PLAN is disapproved, YALE may terminate the Agreement pursuant to Article 13.1(b). YALE'S election to terminate this Agreement pursuant to Article 13.1(b) for LICENSEE'S failure to obtain an approved PLAN shall be deemed a termination for a material breach that is not capable of being cured. YALE in its sole discretion may allow LICENSEE to propose modifications to PLAN from time to time after YALE has approved the PLAN and before the annually revised PLAN is due for approval. YALE shall review and approve or disapprove of such interim modifications pursuant to the process set forth above for the annual revision and update.

7.4. Within thirty (30) days of each anniversary of the EFFECTIVE DATE of this Agreement, LICENSEE shall provide a written report to YALE, indicating LICENSEE's progress and problems to date in performance under the PLAN, commercialization of LICENSED PRODUCTS and LICENSED METHODS, and a forecast and schedule of major events required to market the LICENSED PRODUCTS. Within thirty (30) days following any assignment by LICENSEE pursuant to Section 17.6, the assignee shall provide YALE with an updated and revised copy of the PLAN. YALE shall review and by notice in writing to assignee may approve or disapprove of the revised PLAN in its sole discretion pursuant to Article 7.3.

7.5. LICENSEE shall immediately notify YALE if at any time LICENSEE (a) abandons or suspends its research, development or marketing of the LICENSED PRODUCTS and or LICENSED METHODS, or its intent to research, develop and market such products or methods, or (b) fails to comply with its due diligence obligations under this Article for a period exceeding ninety (90) days.

7.6. LICENSEE agrees that YALE shall be entitled to terminate this Agreement pursuant to Article 13.1(b) upon the occurrence of any of the following:

7.6.1. LICENSEE shall fail to provide the written reports as provided in Article 7.4

7.6.2. LICENSEE shall fail to receive written approval of the PLAN as defined in Article 7.1, Article 7.2, or Article 7.3 or assignee of LICENSEE shall fail to receive written approval of the PLAN as provided in Article 7.3; or

7.6.3. LICENSEE shall fail to implement the PLAN in accordance with this Article or otherwise fails to fulfill any of its obligations under this Article 7; or

7.6.4. LICENSEE gives notice pursuant to Section 7.5 (which shall be deemed a material breach not capable of being cured); or

7.6.5. LICENSEE and its SUBLICENSEE have not initiated PHASE I CLINICAL TRIAL within five (5) years from the EFFECTIVE DATE.

Notwithstanding the foregoing in this Article 7.6, if LICENSEE has not employed REASONABLE COMMERCIAL EFFORTS in developing and selling LICENSED PRODUCTS or LICENSED METHODS on a country-by-country basis within the TERRITORY with a VALID CLAIM for any reason, then YALE may, at its sole discretion, terminate this LICENSE pursuant to Article 13 herein on a country-by-country basis where there is a VALID CLAIM.

7.7. It is the desire of both YALE and LICENSEE to make LICENSED PRODUCTS available in the developing world, and it is the parties' common desire for the LICENSEE to develop LICENSED PRODUCTS that are clinically and economically suited for use in those areas. To that end, YALE and LICENSEE agree:

(a) LICENSEE shall make the use of LICENSED PRODUCTS in low-income and lower-middle-income countries (as defined by the World Bank) a part of its Corporate Mission Statement.

(b) LICENSEE agrees to use commercially reasonable efforts to pursue clinical testing of the LICENSED PRODUCT in low-income and lower-middle-income countries.

(c) LICENSEE agrees that LICENSED PRODUCTS will be offered for sale in low-income and lower-middle income countries at a price that is no more than twenty-five percent (25%) of the lowest price that LICENSEE offers the same LICENSED PRODUCTS for sale in middle-income countries (as defined by the World Bank).

8. CONFIDENTIALITY AND PUBLICITY

8.1. Subject to the parties' rights and obligations pursuant to this Agreement, YALE and LICENSEE agree that during the term of this Agreement and for five (5) years thereafter, each of them:

8.1.1. will keep confidential and will cause their AFFILIATES and, in the case of LICENSEE, its SUBLICENSEES, to keep confidential, CONFIDENTIAL INFORMATION disclosed to it by the other party, by taking whatever action the party receiving the CONFIDENTIAL INFORMATION would take to preserve the confidentiality of its own CONFIDENTIAL INFORMATION, which in no event shall be less than reasonable care; and

8.1.2. will only disclose that part of the other's CONFIDENTIAL INFORMATION to its officers, employees or agents that is necessary for those officers, employees or agents who need to know to carry out its responsibilities under this Agreement; and

8.1.3. will not use the other party's CONFIDENTIAL INFORMATION other than as expressly set forth in this Agreement or disclose the other's CONFIDENTIAL INFORMATION to any third parties under any circumstance without advance written permission from the other party; and

8.1.4. will, within sixty (60) days of termination of this Agreement, return all the CONFIDENTIAL INFORMATION disclosed to it by the other party pursuant to this Agreement except for one copy which may be retained by the recipient for monitoring compliance with this Article 8.

8.2. The obligations of confidentiality described above shall not pertain to that part of the CONFIDENTIAL INFORMATION that:

8.2.1. was known to the recipient prior to the disclosure by the disclosing party; or

8.2.2. is at the time of disclosure or has become thereafter publicly known through no fault or omission attributable to the recipient; or

8.2.3. is rightfully given to the recipient from sources independent of the disclosing party; or

8.2.4. is independently developed by the receiving party without use of or reference to the CONFIDENTIAL INFORMATION of the other party; or

8.2.5. is required to be disclosed by law in the opinion of recipient's attorney, but only after the disclosing party is given prompt written notice and an opportunity to seek a protective order.

8.3. Except as required by law, neither party may disclose the financial terms of this Agreement without the prior written consent of the other party.

9. REPORTS, RECORDS AND INSPECTIONS

9.1. LICENSEE shall, within thirty (30) days after the calendar year in which NET SALES first occur, and within thirty (30) days after each calendar quarter (March 31, June 30, September 30 and December 31) thereafter, provide YALE with a written report detailing the NET SALES and uses, if any, made by LICENSEE, its SUBLICENSEES

and AFFILIATES of LICENSED PRODUCTS and LICENSED METHODS during the preceding calendar quarter and calculating the payments due pursuant to Article 6. NET SALES of LICENSED PRODUCTS or LICENSED METHODS shall be deemed to have occurred on the date of invoice for such LICENSED PRODUCTS or LICENSED METHODS. Each such report shall be signed by an officer of LICENSEE (or the officer's designee), and must include:

9.1.1. the number of LICENSED PRODUCTS manufactured, sold, leased or otherwise transferred or disposed of, and the amount of LICENSED METHODS sold, by LICENSEE, SUBLICENSEES and AFFILIATES;

9.1.2. a calculation of NET SALES for the applicable reporting period in each country, including the gross invoice prices charged for the LICENSED PRODUCTS and LICENSED METHODS and any permitted deductions made pursuant to Article 2.16;

9.1.3. a calculation of total royalties or other payment due, including any exchange rates used for conversion; and

9.1.4. names and addresses of all SUBLICENSEES and the type and amount of any SUBLICENSE INCOME received from each SUBLICENSEE.

9.2. LICENSEE, AFFILIATES and its SUBLICENSEES shall keep and maintain complete and accurate records and books containing an accurate accounting of all data in sufficient detail to enable verification of EARNED ROYALTIES and other payments under this Agreement. LICENSEE shall preserve such books and records for three (3) years after the calendar year to which they pertain. Such books and records shall be open to inspection by YALE or an independent certified public accountant selected by YALE, at YALE's expense, during normal business hours upon ten (10) days' prior written notice, for the purpose of verifying the accuracy of the reports and computations rendered by LICENSEE. In the event LICENSEE underpaid the amounts due to YALE with respect to the audited period by more than five percent (5%), LICENSEE shall pay the reasonable cost of such examination, together with the deficiency not previously paid, within thirty (30) days of receiving notice thereof from YALE.

9.3. On or before the ninetieth (90th) day following the close of LICENSEE's fiscal year, LICENSEE shall provide YALE with LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement.

10. PATENT PROTECTION

10.1. LICENSEE shall be responsible for all past, present and future costs of filing, prosecution and maintenance of all United States patent applications contained in the LICENSED PATENTS. Any and all such United States patent applications, and resulting issued patents, shall remain the property of YALE.

10.2. LICENSEE shall be responsible for all past, present and future costs of filing, prosecution and maintenance of all foreign patent applications, and patents contained in

the LICENSED PATENTS in the countries outside the United States in the LICENSED TERRITORY selected by YALE and agreed to by LICENSEE. All such applications or patents shall remain the property of YALE. LICENSEE acknowledges that YALE shall not file any such applications in low or lower-middle income countries, as designated by the World Bank (www.worldbank.org). Furthermore, LICENSEE agrees not to file any patent rights that are owned by LICENSEE and that claim LICENSED PRODUCTS in any such low-income or lower-middle income countries.

10.3. If LICENSEE does not agree to pay the expenses of filing, prosecuting or maintaining a patent application or patent in any country outside the United States, or fails to pay the expenses of filing, prosecuting or maintaining a patent application or patent in the United States, then LICENSEE's rights under this Agreement shall terminate automatically with respect to that country.

10.4. The costs mentioned in Articles 10.2 and 10.3 shall include, but are not limited to, any past, present and future taxes, annuities, working fees, maintenance fees, renewal and extension charges. Payment of such costs shall be made, at YALE's option, either directly to patent counsel or by reimbursement to YALE. In either case, LICENSEE shall make payment directly to the appropriate party within thirty (30) days of receiving its invoice. If LICENSEE fails to make payment to YALE or patent counsel, as appropriate, within the thirty day period, LICENSEE shall be charged a five percent (5%) surcharge on the invoiced amount per month or fraction thereof or such higher amount as may be charged by patent counsel. Failure of LICENSEE to pay the surcharge shall be grounds for termination by YALE under Article 13.1 (b).

10.5. All patent applications under the LICENSED PATENTS shall be prepared, prosecuted, filed and maintained by independent patent counsel chosen by YALE and reasonably acceptable to LICENSEE. Said independent patent counsel shall be ultimately responsible to YALE. YALE shall instruct patent counsel to keep both YALE and LICENSEE fully informed of the progress of all patent applications and patents, and to give both YALE and LICENSEE reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosures. YALE will not finally abandon any patent application for which LICENSEE is bearing expenses without LICENSEE's consent. Yale shall have no liability to LICENSEE for damages, whether direct, indirect or incidental, consequential or otherwise, allegedly arising from its good faith decisions, actions and omissions in connection with such prosecution.

10.6. LICENSEE shall mark, and shall require AFFILIATES and SUBLICENSEES to mark, all LICENSED PRODUCTS with the numbers of all patents included in LICENSED PATENTS that cover the LICENSED PRODUCTS. Without limiting the foregoing, all LICENSED PRODUCTS shall be marked in such a manner as to conform with the patent marking notices required by the law of any country where such LICENSED PRODUCTS are made, sold, used or shipped, including, but not limited to, the applicable patent laws of that country.

11. INFRINGEMENT AND LITIGATION

11.1. Each party shall promptly notify the other in writing in the event that it obtains knowledge of infringing activity by third parties, or is sued or threatened with an infringement suit, in any country in the LICENSED TERRITORY as a result of activities that concern the LICENSED PATENTS and shall supply the other party with documentation of the infringing activities that it possesses.

11.2. During the TERM of this Agreement:

11.2.1. LICENSEE shall have the first right and obligation to defend the LICENSED PATENTS against infringement or interference in the FIELD and in the LICENSED TERRITORY by third parties. This right and obligation includes bringing any legal action for infringement and defending any counter claim of invalidity or action of a third party for declaratory judgment for non-infringement or non-interference. If, in the reasonable opinion of both LICENSEE's and YALE's respective counsel, YALE is required to be a named party to any such suit for standing purposes, LICENSEE may join YALE as a party; provided, however, that (i) YALE shall not be the first named party in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by LICENSEE and that LICENSEE has joined YALE as a party; and (iii) LICENSEE shall keep YALE reasonably apprised of all developments in any such action. LICENSEE may settle such suits solely in its own name and solely at its own expense and through counsel of its own selection; provided, however, that no settlement shall be entered without YALE's prior written consent. LICENSEE shall bear the expense of such legal actions. Except for providing reasonable assistance, at the request and expense of LICENSEE, YALE shall have no obligation regarding the legal actions described in Article 11.2 unless required to participate by law. However, YALE shall have the right to participate in any such action through its own counsel and at its own expense. Any recovery shall first be applied to LICENSEE's out of pocket expenses and second shall be applied to YALE's out of pocket expenses, including legal fees. YALE shall recover 25% of any excess recovery over those expenses.

11.2.2. In the event LICENSEE fails to initiate and pursue or participate in the actions described in Article 11.2(a) within sixty (60) days of (a) notification of infringement from YALE or (b) the date LICENSEE otherwise first becomes aware of an infringement, whichever is earlier, YALE shall have the right to initiate such legal action at its own expense and YALE may use the name of LICENSEE as party plaintiff to uphold the LICENSED PATENTS. In such case, LICENSEE shall provide reasonable assistance to YALE if requested to do so. YALE may settle such actions solely through its own counsel. Any recovery shall be retained by YALE. YALE may terminate the LICENSE in the country where such legal action is taken.

11.2.3. In the event LICENSEE is permanently enjoined from exercising its LICENSE under this Agreement pursuant to an infringement action brought by a third party, or if both LICENSEE and YALE elect not to undertake the defense or settlement of a suit alleging infringement for a period of six (6) months from notice of such suit,

then either party shall have the right to terminate this Agreement in the country where the suit was filed with respect to the licensed patent following thirty (30) days' written notice to the other party in accordance with the terms of Article 15.

11.2.4. Notwithstanding the foregoing, neither LICENSEE nor YALE shall take any action to defend the LICENSED PATENTS, or patent rights owned by LICENSEE and which claim the LICENSED PRODUCTS, in low or lower-middle income countries, where such action is intended to prevent the sale of LICENSED PRODUCTS in any such countries. However, LICENSEE and/or YALE may take such action in any such country, provided that such action is intended to prevent the manufacturing of LICENSED PRODUCTS for export to countries that are not low-income or lower-middle countries.

12. USE OF YALE'S NAME

LICENSEE shall not use the name "Yale" or "Yale University," nor any variation or adaptation thereof, nor any trademark, tradename or other designation owned by YALE, nor the names of any of its trustees, officers, faculty, students, employees or agents, for any purpose without the prior written consent of YALE in each instance, except that LICENSEE may state that it has licensed from YALE one or more of the patents and/or applications comprising the LICENSED PATENTS.

13. TERMINATION

13.1. YALE shall have the right to terminate this Agreement upon written notice to LICENSEE in the event LICENSEE:

13.1.1. fails to make any payment whatsoever due and payable pursuant to this Agreement unless LICENSEE shall make all such payments (and all interest due on such payments under Article 6.4) within the thirty (30) day period after receipt of written notice from YALE; or

13.1.2. commits a material breach of any other provision of this Agreement which is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from YALE, or upon receipt of such notice if such breach is not capable of being cured; or

13.1.3. fails to obtain or maintain adequate insurance as described in Article 14, whereupon YALE may terminate this Agreement immediately upon written notice to LICENSEE.

13.1.4. If LICENSEE or any of its AFFILIATES brings a PATENT CHALLENGE against YALE, or assists others in bringing a PATENT CHALLENGE against YALE (except as required under a court order or subpoena), then YALE may immediately terminate this Agreement.

13.1.5. If a SUBLICENSEE brings a PATENT CHALLENGE or assists another party in bringing a PATENT CHALLENGE (except as required under a court order

or subpoena), then YALE may send a written demand to LICENSEE to terminate such sublicense. If LICENSEE fails to so terminate such sublicense within thirty (30) days after YALE's demand, YALE may immediately terminate this Agreement.

13.2. This Agreement shall terminate automatically without any notice to LICENSEE in the event LICENSEE shall cease to carry on its business or becomes INSOLVENT, or a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for sixty (60) days, or LICENSEE makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE.

13.3. LICENSEE shall have the right to terminate this Agreement upon written notice to YALE:

13.3.1. at any time on six (6) months' notice to YALE, provided LICENSEE is not in breach and upon payment of all amounts due YALE throughout the effective date of termination; or

13.3.2. in the event YALE commits a material breach of any of the provisions of this Agreement and such breach is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from LICENSEE, or upon receipt of such notice if such breach is not capable of being cured.

13.4. Upon termination of this Agreement, for any reason, all rights and licenses granted to LICENSEE under the terms of this Agreement are terminated and YALE has the option, in its discretion, to terminate any sublicense granted by LICENSEE. Upon such termination, LICENSEE shall cease to manufacture or sell LICENSED PRODUCTS and cease to practice LICENSED METHODS. Within sixty (60) days of the effective date of termination LICENSEE shall return to YALE:

13.4.1. All materials relating to or containing the LICENSED PATENTS, LICENSED METHODS or CONFIDENTIAL INFORMATION disclosed by YALE;

13.4.2. the last report required under Article 7 or 9; and

13.4.3. all payments incurred up to the effective date of termination.

13.5. Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE's obligation to pay all royalties and other payments specified by Article 5 and 6. The following provisions shall survive any termination: Articles 2 and 8, the preservation and inspection obligations of Article 9, Article 12, this Article 13.5, Article 13.8, Article 14, Article 15, Article 16.1, and Article 17. The parties agree that claims giving rise to indemnification may arise after the TERM or termination of the LICENSE granted herein.

13.6. The rights provided in this Article 13 shall be in addition and without prejudice to any other rights that the parties may have with respect to any default or breach of the provisions of this Agreement.

13.7. Waiver by either party of one or more defaults or breaches shall not deprive such party of the right to terminate because of any subsequent default or breach.

13.8. Upon termination of this Agreement for any reason other than breach by YALE, LICENSEE shall permit YALE and its future licensees to utilize, reference and otherwise have the benefit of all regulatory approvals of, or clinical trials or other studies conducted on, and all filings made with regulatory agencies with respect to, the LICENSED PRODUCTS or LICENSED METHODS. In addition, at YALE's request, LICENSEE shall deliver to YALE all records required by regulatory authorities to be maintained with respect to the sale, storage, handling, shipping and use of the LICENSED PRODUCTS or LICENSED METHODS, all reimbursement approval files, all documents, data and information related to clinical trials and other studies of LICENSED PRODUCTS or LICENSED METHODS, any other data, techniques, know-how and other information developed or generated that relate to the LICENSED PATENTS, LICENSED PRODUCTS or LICENSED METHODS, and all copies and facsimiles of such materials, documents, information and files. YALE agrees that, subject to the provisions of Article 8, LICENSEE may retain one copy thereof to the extent LICENSEE is required by law to maintain such copy.

14. <u>INDEMNIFICATION; INSURANCE; NO WARRANTIES</u>

14.1. LICENSEE shall defend, indemnify and hold harmless YALE, its trustees, directors, officers, employees, and agents and their respective successors, heirs and assigns against any and all liabilities, claims, demands, damages, judgments, losses and expenses of any nature, including without limitation legal expenses and attorneys' fees, arising out of any theory of liability (including without limitation tort, warranty, or strict liability) or the death, personal injury, or illness of any person or out of damage to any property related in any way to the rights granted under this Agreement; or resulting from the production, manufacture, sale, use, lease, or other disposition or consumption or advertisement of the LICENSED PRODUCTS or LICENSED METHODS by LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees; or in connection with any statement, representation or warranty of LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees with respect to the LICENSED PRODUCTS or LICENSED METHODS.

14.2. LICENSEE shall purchase and maintain in effect and shall require its SUBLICENSEES to purchase and maintain in effect a policy of commercial, general liability insurance to protect YALE with respect to events described in Article 14.1. Such insurance shall:

14.2.1. list "YALE, its trustees, directors, officers, employees and agents" as additional insureds under the policy;

14.2.2. provide that such policy is primary and not excess or contributory with regard to other insurance YALE may have;

14.2.3. be endorsed to include product liability coverage in amounts no less than $2 Million Dollars per incident and $5 Million Dollars annual aggregate; and

14.2.4. be endorsed to include contractual liability coverage for LICENSEE's indemnification under Article 14.1; and

14.2.5. by virtue of the minimum amount of insurance coverage required under Article 14.2(c), not be construed to create a limit of LICENSEE's liability with respect to its indemnification under Article 14.1.

14.3. By signing this Agreement, LICENSEE certifies that the requirements of Article 14.2 will be met on or before the earlier of (a) the date of FIRST SALE of any LICENSED PRODUCT or LICENSED METHOD or (b) the date any LICENSED PRODUCT, or LICENSED METHOD is tested or used on humans, and will continue to be met thereafter. Upon YALE's request, LICENSEE shall furnish a Certificate of Insurance and a copy of the current Insurance Policy to YALE. LICENSEE shall give thirty (30) days' written notice to YALE prior to any cancellation of or material change to the policy.

14.3.1. YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES THAT ANY CLAIMS OF THE LICENSED PATENTS, ISSUED OR PENDING, ARE VALID, OR THAT THE MANUFACTURE, USE, SALE OR OTHER DISPOSAL OF THE LICENSED PRODUCTS, OR PRACTICE OF THE LICENSED METHODS DOES NOT OR WILL NOT INFRINGE UPON ANY PATENT OR OTHER RIGHTS NOT VESTED IN YALE.

14.3.2. YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES WHATSOEVER WITH RESPECT TO THE LICENSED PATENTS, LICENSED PRODUCTS AND LICENSED METHODS, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSEE SHALL MAKE NO STATEMENTS, REPRESENTATION OR WARRANTIES WHATSOEVER TO ANY THIRD PARTIES WHICH ARE INCONSISTENT WITH SUCH DISCLAIMER BY YALE. IN NO EVENT SHALL YALE, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER YALE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. IN NO EVENT SHALL YALE, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE

LIABLE FOR DAMAGES IN EXCESS OF AMOUNTS YALE HAS RECEIVED FROM LICENSEE UNDER THIS LICENSE.

15. NOTICES, PAYMENTS

15.1. Any monetary payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the following addresses or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt:

FOR YALE:
Managing Director
YALE UNIVERSITY
Office of Cooperative Research
433 Temple Street
New Haven, CT 06511

FOR LICENSEE:
Thomas Ichim
CEO
Medistem Inc
9255 Towne Centre Drive, Suite 450
San Diego, CA 92121

Any issuance of equity, stock, options, or other such non-monetary consideration shall only be issued (a) upon the direct written request by Yale, and (b) as per the specific instructions provided by Yale regarding the names of each institution and individual to be issued shares, and the number of shares to be issued to said parties.

16. LAWS, FORUM AND REGULATIONS

16.1. Any matter arising out of or related to this Agreement shall be governed by and in accordance with the substantive laws of the State of Connecticut, without regard to its conflicts of law principles, except where the federal laws of the United States are applicable and have precedence. Any dispute arising out of or related to this Agreement shall be brought in a court of competent jurisdiction in the State of Connecticut.

16.2. LICENSEE shall comply, and shall cause its AFFILIATES and SUBLICENSEES to comply, with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the LICENSED PRODUCTS and practice of the LICENSED METHODS. In particular, LICENSEE shall be responsible for assuring compliance with all United States export laws and regulations applicable to this LICENSE and LICENSEE's activities under this Agreement.

17. MISCELLANEOUS

17.1. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

17.2. This Agreement constitutes the entire agreement of the parties relating to the LICENSED PATENTS, LICENSED PRODUCTS and LICENSED METHODS, and all

prior representations, agreements and understandings, written or oral, are merged into it and are superseded by this Agreement.

17.3. The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such determination shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party.

17.4. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

17.5. No person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

17.6. This Agreement may not be amended or modified except by written agreement executed by each of the parties. This Agreement is personal to LICENSEE and shall not be assigned by LICENSEE without the prior written consent of YALE. Any attempted assignment in contravention of this Article 17.6 shall be null and void and shall constitute a material breach of this Agreement.

17.7. LICENSEE, or any SUBLICENSEE or assignee, will not create, assume or permit to exist any lien, pledge, security interest or other encumbrance on this Agreement or any sublicense.

17.8. The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or of the right of such party thereafter to enforce each and every provision of this Agreement.

17.9. This Agreement may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of executing this Agreement, a facsimile (including a PDF image delivered via email) copy of this Agreement, including the signature pages, will be deemed an original.

IN WITNESS to their Agreement, the parties have caused this Agreement to be executed by their duly authorized representatives.

YALE UNIVERSITY	MEDISTEM INC.
By: [signature]	By: [signature]
E. Jonathan Soderstrom, Ph.D. Managing Director Office of Cooperative Research	Thomas E Ichim CEO
Date: 2MARCH 2012	Date: March 1st 2012

APPROVED BY DMA OCR

Appendix A

LICENSED PATENTS

U.S. provisional patent application, No. 61/510,812, filed 7/22/2011

Appendix B

PLAN

Medistem will initiate a preclinical development program within 90 days of signing of license. Preclinical development will include reproduction of published data from Dr. Taylor, development of GMP-scale up protocols, and prototype production runs. Cells generated will be tested using in vitro systems, and several in vivo animal models including the NOD-SCID, streptozocitin-induced diabetes in nude mice, and in immune competent mice. The preclinical development will take approximately 12-18 months.

A FDA pre-IND meeting will occur within 18-24 months subsequent to licensing of IP. Based on this meeting the decision will be made to file an IND or to perform additional experiments.

We anticipate Phase I clinical trials with the technology to initiate in 24-36 months after initiation of the program.

The clinical indication for the islet-like cells generated will be brittle diabetes. Medistem collaborator David White has already taken islet products into the clinic, and Medistem SAB member Alan Lewis ran the company NovoCell/Viacyte, whose business model was focused on generating embryonic stem cell derived islets.